Exhibit 10.1

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of [•], 2020 (the “Effective Date”), by and between Aspire Real Estate Investors, Inc., a Maryland corporation (the “Company”), and Aspire REIT Manager, LLC, a Delaware limited liability company (the “Manager” and, together with the Company, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Company is a Maryland corporation that specializes in the acquisition, development, redevelopment and management of residential real estate assets;

WHEREAS, the Company owns its assets and conducts its operations through its Subsidiaries (as defined herein);

WHEREAS, the Company intends to qualify as a real estate investment trust for federal income tax purposes and will elect to receive the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company desires to retain the Manager to manage the assets, operations and affairs of the Company and the Company’s Subsidiaries on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.                                      Definitions.

(a)           The following terms shall have the meanings set forth in this Section 1(a):

“2017 Tax Act” means the Tax Cuts and Jobs Act of 2017.

“Above-Market Rates” has the meaning assigned in Section 13(b).

“Acquisition Expenses” means any and all expenses incurred by the Company, the Manager or any of their respective Affiliates in connection with the selection, evaluation, acquisition, origination, making or development of any Investment, whether or not acquired, including legal fees and expenses, travel and communications expenses, property inspection expenses, third party brokerage or finder’s fees, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and expenses, survey expenses, closing costs and the costs of performing due diligence.

“Affiliate” means, with respect to any Person, any Person controlling, controlled by, or under common Control with, such Person.

“Agreement” has the meaning assigned to it in the first paragraph.

“Automatic Renewal Term” has the meaning assigned in Section 13(a).

“Base Management Fee” means the base management fee in an amount equal to 1.5% per annum (0.375% per fiscal quarter) of Equity, calculated and payable in quarterly installments in arrears in cash.

“Board of Directors” means the Board of Directors of the Company.

“Cause Termination Notice” has the meaning assigned in Section 14(a).

“Change of Control” means the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Manager, taken as a whole, to any Person; or (ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Company or any of its Affiliates, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of the Manager.

“Code” has the meaning assigned to such term in the Recitals.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning assigned in the first paragraph; provided that all references herein to the Company shall, except as otherwise expressly provided herein, be deemed to include any Subsidiaries.

“Company Account” has the meaning assigned in Section 5.

“Company Indemnified Party” has the meaning assigned in Section 11(c).

“Confidential Information” means all non-public information, written or oral, obtained by the Manager in connection with the services rendered hereunder.

“Compliance Policies” means the compliance policies and procedures of the Manager, as in effect from time to time.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether by contract, voting equity, legal right or otherwise.

“Cross Transaction” has the meaning assigned in Section 3(c).

“Cumulative Hurdle” means an amount equal to an 8% cumulative annual return on the High Water Price.

“Date of Termination” means the date on which this Agreement is terminated or expires without renewal.

“Directors” means the members of the Board of Directors.

“Effective Date” has the meaning assigned in the first paragraph.

“Effective Termination Date” has the meaning assigned in Section 13(b).

“Equity” means, as of a particular date, (i) the sum of the net cash proceeds and the value of non-cash consideration from all issuances of equity securities by the Company or any Subsidiary since the Company’s inception (calculated on a daily weighted average basis), less (ii) any amount that the Company has paid to repurchase shares of Common Stock or to repurchase or redeem other equity securities since the Company’s inception. Equity shall include all securities, including preferred equity securities, included in stockholders’ equity calculated in accordance with GAAP and shown on the face of the Company’s consolidated balance sheets. Equity may be adjusted to exclude one-time events pursuant to changes in GAAP and certain non-cash items after discussions between the Manager and the Independent Directors and approval in advance by a majority of the Independent Directors. As a result, Equity, for purposes of calculating the Base Management Fee, could be greater than or less than the amount of the Company’s stockholders’ equity calculated in accordance with GAAP and shown on the face of the Company’s consolidated balance sheets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FFO” means funds from operations as such term is from time to time defined by the National Association of Real Estate Investment Trusts, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

“Final Share Price” means, with respect to any Measurement Period, the volume weighted average trading price for a share of Common Stock on the NYSE (or any other securities exchange on which the Common Stock is principally traded) over the ten consecutive trading days ending on the last trading day of such Measurement Period.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied consistently.

“Governing Instruments” means, with respect to any Person, the articles of incorporation, certificate of incorporation or charter, as the case may be, and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and agreement of limited partnership or partnership agreement in the case of a general or limited partnership or the articles or certificate of formation and operating agreement in the case of a limited liability company, in each case, as amended, restated or supplemented from time to time.

“High Water Price” means, with respect to any Measurement Period, the volume weighted average trading price for a share of Common Stock on the NYSE (or any other securities exchange on which the Common Stock is principally traded) over the ten consecutive trading days ending on the last trading day immediately prior to the beginning of such Measurement Period; provided,  however, that the High Water Price with respect to the first Measurement Period shall not be lower than the price per share at which shares of Common Stock are sold to the public in the Initial Public Offering; provided further that the High Water Price for any Measurement Period shall never be less than the highest High Water Price for any preceding Measurement Period.

“Incentive Fee” means the incentive fee payable to the Manager, if any, which shall be calculated and payable with respect to each Measurement Period (or part thereof that this Agreement is in effect) in arrears in an amount equal to the greater of (i) $0.00 and (ii) the product of (a) 20% multiplied by (b) the Outperformance Amount multiplied by (c) the Weighted Average Shares.

“Indemnification Obligations” has the meaning assigned in Section 11(b).

“Indemnitee” has the meaning assigned in Section 11(d).

“Indemnitor” has the meaning assigned in Section 11(d).

“Independent Directors” means the directors serving on the Board of Directors who have been deemed by the Board of Directors to satisfy the independence standards applicable to companies listed on the NYSE.

“Initial Public Offering” means that certain underwritten public offering of Common Stock completed on the date of this Agreement.

“Initial Term” has the meaning assigned in Section 13(a).

“Internalization Event” means the date on which the Company has achieved a fully-diluted equity market capitalization of $750,000,000 based on the volume-weighted average price of the Common Stock on the NYSE over 20 consecutive trading days.

“Internalization Offer” has the meaning assigned in Section 16(a).

“Internalization Price” has the meaning assigned in Section 16(d).

“Internalization Transaction” means a transaction in which (i) the Manager contributes to the Company or a Subsidiary all of the assets of the Manager, including, all furniture, fixtures, leasehold improvements, contract rights, computer software, employment and customer relationships, goodwill, going concern value, other identifiable intangible assets and other business assets then owned by the Manager, or (ii) 100% of the outstanding equity interests in the Manager are contributed to the Company or a Subsidiary.

“Investments” means the investments of the Company.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” means the general criteria, parameters and policies relating to Investments as established by the Board of Directors, as the same may be modified from time-to-time.

“Judicially Determined” has the meaning assigned in Section 11(a).

“LTIP Units” has the meaning assigned in the Amended and Restated Agreement of Limited Partnership of Aspire Real Estate Investors, L.P., dated as of [•], 2020.

“Manager” has the meaning assigned in the first paragraph.

“Manager Indemnified Party” has the meaning assigned in Section 11(a).

“Measurement Period” means each period beginning on January 1 after the last Measurement Period with respect to which the Incentive Fee shall have been payable (January 1, 2021 with respect to the first Measurement Period) and ending on December 31 of the applicable calendar year, provided that if this Agreement is terminated or expires without renewal other than on December 31, the last Measurement Period will end on the last complete trading day for the Common Stock on the NYSE (or any other securities exchange on which the Common Stock is principally traded) prior to such termination or expiration.

“Notice of Proposal to Negotiate” has the meaning assigned in Section 13(c).

“NYSE” means the New York Stock Exchange.

“Offer Price” has the meaning assigned in Section 16(b).

“Opportunity Fund” means a qualified opportunity fund for United States federal income tax purposes pursuant to the 2017 Tax Act.

“Outperformance Amount” means, with respect to any Measurement Period, (i) Total Stockholder Return with respect to such Measurement Period, minus (ii) the Cumulative Hurdle.

“Party” or “Parties” has the meaning assigned in the first paragraph.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Principal Transaction” has the meaning assigned in Section 3(d).

“Records” has the meaning assigned in Section 6(a).

“REIT” means a “real estate investment trust” as defined under the Code.

“Representatives” means collectively the Manager’s Affiliates, officers, directors, employees, agents and representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Committee” has the meaning assigned in Section 16(a).

“Subsidiary” means any subsidiary of the Company, any partnership, the general partner of which is the Company or any subsidiary of the Company, and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

“Tax Preparer” has the meaning assigned in Section 7(f).

“Termination Fee” means a fee equal to three times the sum of (i) the average annual Base Management Fee earned by the Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the Effective Termination Date and (ii) the average annual Incentive Fee, if any, earned by the Manager during the two most recently completed Measurement Periods prior to the Effective Termination Date; provided, that, (a) in the case of the average annual Base Management Fee, if 24 months have not elapsed since the Effective Date at the time of the Effective Termination Date, the average annual Base Management Fee will be the actual Base Management Fee (in either case paid or payable) for the preceding 12 months, or if 12 months have not elapsed since the Effective Date at the time of the Effective Termination Date, the average annual Base Management Fee will be calculated on an annualized basis, and (b) in the case of the average annual Incentive Fee, if two full Measurement Periods have not elapsed since the Effective Date at the time of the Effective Termination Date, the average annual Incentive Fee will be the actual Incentive Fee (in either case paid or payable), if any, for the most recently completed Measurement Period, or if a Measurement Period has not elapsed since the Effective Date at the time of the Effective Termination Date, the average annual Incentive Fee will be calculated on an annualized basis.

“Termination Notice” has the meaning assigned in Section 13(b).

“Termination Without Cause” has the meaning assigned in Section 13(b).

“Total Stockholder Return” means, with respect to any Measurement Period, an amount equal to (i) the Final Share Price, plus (ii) all dividends with respect to a share of Common Stock paid since the beginning of such Measurement Period (whether paid in cash or a distribution in kind), minus (iii) the High Water Price.

“Treasury Regulations” means the Procedures and Administration Regulations promulgated by the U.S. Department of Treasury under the Code, as amended.

“Weighted Average Shares” means, with respect to any Measurement Period, the weighted average fully diluted number of shares of Common Stock issued and outstanding during such Measurement Period, as determined in accordance with GAAP.

(b)           As used herein, accounting terms relating to the Company not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “fiscal quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

2.                                      Appointment and Duties of the Manager.

(a)           Appointment.  The Company hereby appoints the Manager to manage, operate and administer the assets, operations and affairs of the Company and its Subsidiaries subject to the further terms and conditions set forth in this Agreement, and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein in accordance with the provisions of this Agreement.

(b)           Duties.  The Manager shall manage, operate and administer the day-to-day operations, business and affairs of the Company and the Subsidiaries, subject to the supervision of the Board of Directors, and shall have only such functions and authority as the Board of Directors may delegate to it, including the authority identified and delegated to the Manager herein. Without limiting the foregoing, the Manager shall oversee and conduct the investment activities of the Company and the Subsidiaries in accordance with the Investment Guidelines attached hereto as Exhibit A, as amended from time to time, and other policies adopted and implemented by the Board of Directors.  Subject to the foregoing, the Manager will use its commercially reasonable efforts to perform (or cause to be performed) such services and activities relating to the management, operation and administration of the assets, liabilities and business of the Company and its Subsidiaries as is appropriate, including:

(i)                serving as the Company’s consultant with respect to the periodic review of the Investment Guidelines and other policies and criteria for the other borrowings and the operations of the Company;

(ii)               investigating, analyzing and selecting possible Investment opportunities and originating, acquiring, structuring, financing, retaining, selling, negotiating for prepayment, restructuring or disposing of Investments consistent with the Investment Guidelines, and making representations and warranties in connection therewith;

(iii)              with respect to any prospective Investment by the Company and any sale, exchange or other disposition of any Investment by the Company, conducting negotiations on the Company’s behalf with sellers and purchasers and their respective agents, representatives and investment bankers, and owners of privately and publicly held real estate companies;

(iv)              engaging and supervising, on the Company’s behalf and at the Company’s sole cost and expense, Affiliates of the Manager and third party service providers who provide legal, accounting, due diligence, transfer agent, registrar, property management and maintenance services, construction services, land development services, leasing services, master servicing, special servicing, banking, investment banking, mortgage brokerage, real estate brokerage, securities brokerage and other financial services and such other services as may be required relating to the Investments or potential Investments and to the Company’s other business and operations;

(v)               coordinating and supervising, on behalf of the Company and at the Company’s sole cost and expense, other third party service providers to the Company;

(vi)              coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with any joint venture or co-investment partners;

(vii)             providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(viii)            administering the Company’s day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(ix)              in connection with any financing and, if applicable, the Company’s subsequent, on-going obligations, if any, under the Sarbanes-Oxley Act of 2002 and the Exchange Act, engaging and supervising, on the Company’s behalf and at the Company’s sole cost and expense, third party consultants and other service providers to assist the Company in complying with the requirements of the Sarbanes-Oxley Act of 2002 and the Exchange Act;

(x)               communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xi)              counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xii)             counseling the Company, and when appropriate, evaluating and making recommendations to the Board of Directors regarding hedging and financing strategies and engaging in hedging, financing and borrowing activities on the Company’s behalf, consistent with the Investment Guidelines;

(xiii)            counseling the Company regarding the qualification and maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and the Treasury Regulations;

(xiv)            counseling the Company regarding the qualification and maintenance of its status as an Opportunity Fund and monitoring compliance with the various Opportunity Fund qualification tests and other rules set out in the Code and the Treasury Regulations;

(xv)             counseling the Company regarding the maintenance of the Company’s exclusion from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause the Company to maintain such exclusion from status as an investment company under the Investment Company Act;

(xvi)            assisting the Company in developing criteria for asset purchase commitments that are specifically tailored to the Company’s investment objectives and making available to the Company its knowledge and experience with respect to residential real estate and operations;

(xvii)           furnishing such reports to the Company or the Board of Directors that the Manager reasonably determines to be responsive to reasonable requests for information from the Company or the Board of Directors regarding the Company’s activities and services performed for the Company or any of its Subsidiaries by the Manager;

(xviii)          monitoring the operating performance of the Investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xix)            purchasing assets (including investing in short-term investments pending the purchase of other Investments, payment of fees, costs and expenses, or distributions to the Company’s stockholders), and advising the Company as to the Company’s capital structure and capital raising;

(xx)             causing the Company to retain, at the sole cost and expense of the Company, qualified independent accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code and the Treasury Regulations applicable to REITs and taxable REIT subsidiaries, and conducting quarterly compliance reviews with respect thereto;

(xxi)            causing the Company to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxii)           assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’s business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act and the Securities Act;

(xxiii)          taking all necessary actions to enable the Company to make required tax filings and reports and compliance with the provisions of the Code, and Treasury Regulations applicable to the Company, including, without limitation, the provisions applicable to the

Company’s qualification as a REIT and as an Opportunity Fund for U.S. federal income tax purposes;

(xxiv)         handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxv)          using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxvi)         advising on, and obtaining on behalf of the Company, appropriate credit facilities or other financings for the Investments consistent with the Investment Guidelines;

(xxvii)        advising the Company with respect to offering and selling securities publicly or privately in connection with the Company’s financing strategy and capital requirements;

(xxviii)       performing such other services as may be required from time to time for management and other activities relating to the Company’s assets as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxix)         using commercially reasonable efforts to cause the Company to comply with all applicable laws.

(c)           Service Providers.  The Manager may engage Persons who are Affiliates and non-Affiliates, for and on behalf, and at the sole cost and expense, of the Company to provide to the Company sourcing, acquisition, disposition, asset management, property management, leasing, financing, development, disposition of real estate and/or similar services customarily provided in connection with the management, operation and administration of a business similar to the business of the Company, pursuant to agreement(s) that provide for market rates and contain standard market terms.

(d)           Reporting Requirements.

(i)                As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall prepare, or cause to be prepared, with respect to any Investment (A) reports and information on the Company’s operations and asset performance and (B) other information reasonably requested by the Company.

(ii)               The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments or any other materials required to be filed with any governmental entity or agency, and shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all materials and data necessary to complete such reports and other materials including an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(iii)              The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board of Directors.

(e)           Reliance by Manager.  In performing its duties under this Section 2, the Manager shall be entitled to rely on qualified experts and professionals (including accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

(f)            Use of the Manager’s Funds.  The Manager shall not be required to expend money in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to Section 9 of this Agreement in excess of that contained in any applicable Company Account or otherwise made available by the Company to be expended by the Manager hereunder.

(g)           Payment and Reimbursement of Expenses.  Within thirty days, the Company shall pay all expenses, and reimburse the Manager for the Manager’s expenses incurred on behalf of the Company and its Subsidiaries, in connection with any such services to the extent such expenses are payable or reimbursable by the Company to the Manager pursuant to Section 9.

3.                                      Dedication; Other Activities.

(a)           Devotion of Time. The Manager, directly or indirectly through its Affiliates, will provide a management team (including, without limitation, a chief executive officer, a president, a chief financial officer, a treasurer, and a secretary) along with appropriate support personnel, to deliver the management services to the Company hereunder. The members of such management team shall devote such of their working time and efforts to the management of the Company as the Manager deems reasonably necessary and appropriate for the proper performance of all of the Manager’s duties hereunder, commensurate with the level of activity of the Company from time to time.  The Company shall have the benefit of the Manager’s reasonable judgment and effort in rendering services and, in furtherance of the foregoing, the Manager shall not undertake activities which, in its reasonable judgment, will materially adversely affect the performance of its obligations under this Agreement.

(b)           Other Activities.  Except to the extent set forth in Section  3(a) above, and subject to the Company’s conflicts of interest policy as it may exist from time to time, the Manager’s investment allocation policy as it may exist from time to time and the Investment Guidelines, nothing herein shall prevent the Manager or any of its Affiliates or any of the officers, directors or employees of any of the foregoing, from engaging in other businesses or from rendering services of any kind to any other Person, including investing in, or rendering advisory services to others investing in, any type of real estate, real estate related investment or non-real estate related investment or in any way bind or restrict the Manager, or any of its Affiliates, officers, directors or employees from buying, selling or trading any assets, securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors or employees may be acting. The Manager agrees to enable the Company to share equitably with other clients of the Manager and its Affiliates in all opportunities that may be suitable for the Company and such other clients; provided, however, that the Manager agrees to provide the Company with priority allocation of all investment opportunities that are suitable for the Company but are unsuitable for Avanath Affordable Housing IV, LLC, including investment opportunities that require development and stabilized properties owned or controlled by Avanath Capital Management, LLC and its controlled Affiliates, and upon the expiration of Avanath Affordable Housing IV, LLC’s investment period, to provide the Company with priority access to all investment opportunities sourced by the Manager and its Affiliates. Notwithstanding anything to the contrary in this Agreement, the foregoing provisions of this Section 3(b) shall not prevent the Manager or any of its Affiliates or any of the officers, directors or employees of any of the foregoing, from sponsoring, investing in, operating, managing and rendering services in connection with (i) real estate investments that are being sponsored or managed by the Manager as of the date of this Agreement or (ii) providing property management, leasing, brokerage or development services to Persons who are not Affiliates of the Company. Neither this Section 3(b) nor the Manager’s investment allocation policy shall be amended without the prior written approval of a majority of the Independent Directors.

(c)           Cross Transactions.  Cross transactions are transactions between the Company or one of its Subsidiaries, on the one hand, and an account (other than the Company or one of its Subsidiaries) that is managed or advised by the Manager or one of the Manager’s Affiliates, on the other hand (each a “Cross Transaction”). The Manager is authorized to execute Cross Transactions for the Company in accordance with applicable law and the Compliance Policies.  The Company acknowledges that the Manager has a potentially conflicting division of loyalties and responsibilities regarding each party to a Cross Transaction. The Company may at any time, upon written notice to the Manager, revoke its consent to the Manager to execute Cross Transactions.  In addition, unless approved in advance by a majority of the Company’s Directors or pursuant to and in accordance with a policy that has been approved by a majority of the Company’s disinterested Directors, all Cross Transactions must be effected at then-prevailing fair market values or prices.

(d)           Principal Transactions.  Principal transactions are transactions between the Company or one of its Subsidiaries, on the one hand, and the Manager or any of its Affiliates (or any of the related parties of the foregoing, which includes employees of the Manager and their families), on the other hand (each a “Principal Transaction”). The Manager is only authorized to execute Principal Transactions with the prior approval of a majority of the Company’s Independent Directors and in accordance with applicable law. Certain Cross Transactions may also be considered Principal Transactions whenever the Manager or any of its Affiliates (or any of the related parties of the foregoing, which includes employees of the Manager and their families) have a substantial ownership interest in one of the transacting parties.

(e)           Officers, Employees, Etc.  The Manager’s or its Affiliates’ members, partners, officers, employees and agents may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments, as may be amended from time to time, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or such other Subsidiary, such Persons shall use their respective titles with respect to the Company or such Subsidiary.

4.                                      Agency; Authority

(a)           The Manager shall act as the agent of the Company in originating, developing, acquiring, structuring, financing, managing, renovating, leasing and disposing of Investments, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of the Company’s securities or the Company’s representatives or assets.

(b)           In performing the services set forth in this Agreement, as an agent of the Company, the Manager shall have the right to exercise all powers and authority which are reasonably necessary and customary to perform its obligations under this Agreement, including the following powers, subject in each case to the terms and conditions of this Agreement, including the Investment Guidelines: to purchase, exchange or otherwise acquire and to sell, exchange or otherwise dispose of, any Investment in a public or private sale; to execute Cross Transactions; to execute Principal Transactions; to borrow and, for the purpose of securing the repayment thereof, to pledge, mortgage or otherwise encumber Investments; to purchase, take and hold Investments subject to mortgages, liens or other encumbrances; to extend the time of payment of any liens or encumbrances which may at any time be encumbrances upon any Investment, irrespective of by whom the same were made; to foreclose, to reduce the rate of interest on, and to consent to the modification and extension of the maturity of any Investments, or to accept a deed in lieu of foreclosure; to join in a voluntary partition of any Investment; to cause to be demolished any structures on any real estate Investment; to cause renovations and capital improvements to be made to any real estate Investment; to abandon any Investment deemed to be worthless; to enter into joint ventures or otherwise participate in investment vehicles investing in Investments; to cause any real estate Investment to be leased, operated, developed, constructed or exploited; to cause the Company to indemnify third parties in connection with contractual arrangements between the Company and such third parties; to obtain and maintain insurance in such amounts and against such risks as are prudent in accordance with customary and sound business practices in the appropriate geographic area; to cause any property to be maintained in good state of repair and upkeep; to pay the taxes, upkeep, repairs, carrying charges, maintenance and premiums for insurance; to use the personnel and resources of its Affiliates in performing the services specified in this Agreement; to hire third party service providers subject to and in accordance with Section 2; to designate and engage all third party professionals and consultants to perform services (directly or indirectly) on behalf of the Company or its Subsidiaries, including accountants, legal counsel and engineers; and to take any and all other actions as are necessary or appropriate in connection with the Investments.

(c)           The Manager shall be authorized to represent to third parties that it has the power to perform the actions which it is authorized to perform under this Agreement.

5.                                      Bank Accounts.

At the direction of the Board of Directors, the Manager may establish and maintain as an agent on behalf of the Company one or more bank accounts in the name of the Company or any other Subsidiary (any such account, a “Company Account”), collect and deposit funds into any such Company Account and disburse funds from any such Company Account, under such terms and conditions as the Board of Directors may approve. The Manager shall from time-to-time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of Company.

6.                                      Books and Records; Confidentiality.

(a)           Books and Records.  The Manager shall maintain appropriate books of account, records, data and files (including computerized material) (collectively, “Records”) relating to the Company and the Investments generated or obtained by the Manager in performing its obligations under this Agreement, and such Records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon one business day’s advance written notice. The Manager shall have full responsibility for the maintenance, care and safekeeping of all Records. The Manager agrees that the Records are the property of the Company, and the Manager agrees to deliver the Records to the Company upon the written request of the Company.

(b)           Confidentiality.  The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder and shall not disclose Confidential Information, in whole or in part, to any Person other than to its Affiliates, officers, directors, employees, agents or representatives who need to know such Confidential Information for the purpose of rendering services hereunder or with the consent of the Company, except: (i) in accordance with any advisory agreement contemplated by Section 2(c); (ii) with the prior written consent of the Board of Directors; (iii) to legal counsel, accountants, financial advisors and other professional advisors; (iv) to appraisers, creditors, financing sources, trading counterparties, other counterparties, third party service providers to the Company, and others (in each case, both those actually doing business with the Company and those with whom the Company seeks to do business) in the ordinary course of the Company’s business; (v) to governmental or regulatory officials having jurisdiction over the Company; (vi) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors; or (vii) to respond to requests from judicial or regulatory or self-regulatory organizations and as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is, in the opinion of counsel, required to disclose Confidential Information, the Manager may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that the Manager agrees to exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager not resulting from the Manager’s violation of this Section 6, (B) is released in writing by the Company to the public or to persons who are not under similar obligations of confidentiality to the Company, or

(C) is obtained by the Manager from a third-party not known by the Manager to be in breach of an obligation of confidence with respect to the Confidential Information disclosed. The Manager agrees to inform each of its Representatives of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

7.                                      Obligations of Manager; Restrictions.

(a)           Internal Control.  The Manager shall (i) establish and maintain a system of internal accounting and financial controls designed to provide reasonable assurance of the reliability of financial reporting, the effectiveness and efficiency of operations and compliance with applicable laws, (ii) maintain records for each Investment on a GAAP basis, (iii) develop accounting entries and reports required by the Company to meet its reporting requirements under applicable laws, (iv) consult with the Company with respect to proposed or new accounting/reporting rules identified by the Manager or the Company and (v) prepare quarterly and annual financial statements as soon as practicable after the end of each such period as may be reasonably requested and general ledger journal entries and other information necessary for the Company’s compliance with applicable laws and in accordance with GAAP and cooperate with the Company’s independent accounting firm in connection with the auditing or review of such financial statements, the cost of any such audit or review to be paid by the Company.

(b)           Restrictions.

(i)                The Manager acknowledges that the Company intends to conduct its operations so as (A) to maintain its qualification as a REIT for U.S. federal income tax purposes, (B) to maintain its qualification as an Opportunity Fund for U.S. federal income tax purposes and (C) not to become regulated as an investment company under the Investment Company Act, and agrees to use commercially reasonable efforts to cooperate with the Company’s efforts to conduct its operations so as to maintain its REIT qualification and Opportunity Fund qualification, and not to become regulated as an investment company under the Investment Company Act. The Manager shall refrain from any action that, in its reasonable judgment made in good faith, (a) is not in compliance with the Investment Guidelines, (b) would cause the Company to fail to qualify or maintain its qualification as a REIT, (c) would cause the Company to fail to qualify or maintain its qualification as an Opportunity Fund, (d) would cause the Company to fail to maintain its exclusion from status as an investment company under the Investment Company Act, or (e) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Company’s Governing Instruments.

(ii)               The Manager shall require each seller or transferor of investment assets to the Company to make such representations and warranties regarding such assets as may, in the reasonable judgment of the Manager, be necessary and appropriate and consistent with standard industry practice.  In addition, the Manager shall take such other action as it deems necessary or appropriate and consistent with standard industry practice with regard to the protection of the Investments.

(iii)              The Company shall not invest in joint ventures with the Manager or any Affiliate of the Manager, unless (a) such Investment is made in accordance with the Investment Guidelines and (b) such Investment is approved in advance by a majority of the Independent Directors.

(c)           Board of Directors Review and Approval.  Subject to the terms of the Compliance Policies and the Company’s conflicts of interest policy as it may exist from time to time, the Board of Directors will periodically review the Investment Guidelines and the Company’s portfolio of Investments but will not be required to review each proposed Investment; provided, that the Company may not, and the Manager may not cause the Company to, acquire any Investment, sell any Investment, or engage in any co-investment that, pursuant to the terms of the Compliance Policies or the Company’s conflicts of interest policy, requires the approval of a majority of the Directors unless such transaction has been so approved. If a majority of the Directors determine that a particular transaction does not comply with the Investment Guidelines, then a majority of the Directors will consider what corrective action, if any, is appropriate.  The Manager shall have the authority to take, or cause the Company to take, any such corrective action specified by a majority of the Directors.  The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence approval of the Board of Directors or the Directors with respect to a proposed Investment.

(d)           [Intentionally Omitted.]

(e)           Insurance.  The Manager shall maintain “errors and omissions” insurance coverage and such other insurance coverage which is customarily carried by managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.  The Manager shall, on behalf and at the expense of the Company, with the assistance of an experienced and reputable insurance broker, obtain and maintain customary directors’ and officers’ liability insurance for the Company’s directors and officers and shall report to the Board of Directors regarding the scope and cost of such coverage and, at the request of the Board of Directors, shall modify or expand such coverage with the assistance of an experienced and reputable insurance broker.

(f)            Tax Filings.  The Manager shall (i) assemble, maintain and provide to the firm designated by the Company to prepare tax returns on behalf of the Company and its subsidiaries (the “Tax Preparer”) information and data required for the preparation of federal, state, local and foreign tax returns, any audits, examinations or administrative or legal proceedings related thereto or any contractual tax indemnity rights or obligations of the Company and its subsidiaries and supervise the preparation and filing of such tax returns, the conduct of such audits, examinations or proceedings and the prosecution or defense of such rights, (ii) provide factual data reasonably requested by the Tax Preparer or the Company with respect to tax matters, (iii) assemble, record, organize and report to the Company data and information with respect to the Investments relative to taxes and tax returns in such form as may be reasonably requested by the Company, and (iv) supervise the Tax Preparer in connection with the preparation, filing or delivery to appropriate persons, of applicable tax information reporting forms with respect to the Investments and the Common Stock (including information reporting forms, whether on Form 1099 or otherwise with respect to sales, interest received, interest paid, dividends paid and other relevant transactions); it being understood that, in the context of the foregoing, the Company shall rely on its own tax advisers in the preparation of its tax returns and the conduct of any audits, examinations or administrative or legal proceedings related thereto and that, without limiting the Manager’s obligation to provide the information, data, reports and other supervision and assistance provided herein, the Manager will not be responsible for the preparation of such returns or the conduct of such audits, examinations or other proceedings.

8.                                      Compensation.

(a)           For the services rendered under this Agreement, the Company shall pay the following fees to the Manager or its Affiliates.

(b)           The Base Management Fee shall be payable in arrears, in cash, in quarterly installments commencing with the calendar quarter in which this Agreement is executed. If applicable, the initial and final installments of the Base Management Fee shall be pro-rated based on the number of days during the initial and final quarter, respectively, that this Agreement is in effect. Within 40 days following the last day of each calendar quarter, the Manager shall make available to the Company the quarterly calculation of the Base Management Fee with respect to such calendar quarter, and the Company shall pay the Manager the Base Management Fee for such quarter within 10 days thereafter; provided, however, that such Base Management Fee may be offset against amounts due to the Company by the Manager. Each payment of the Base Management Fee shall be treated as a separate payment for Section 409A of the Code.

(c)           Within 30 days after the end of each Measurement Period, the Manager shall prepare a statement setting forth the Manager’s calculation of any Incentive Fee payable by the Company to the Manager with respect to such Measurement Period, and the Manager shall deliver such statement to the Board of Directors. The Company shall pay any such Incentive Fee promptly (but in any event within 15 business days) after delivery to the Board of Directors of the statement setting forth the Manager’s calculation of the Incentive Fee. The Incentive Fee shall be payable in LTIP Units. Each payment of the Incentive Fee shall be treated as a separate payment for Section 409A of the Code. The number of LTIP Units payable in respect of the Incentive Fee shall be determined by dividing the dollar amount of the Incentive Fee by the 20-day volume weighted average trading price for a share of Common Stock on the NYSE (or any other securities exchange on which the Common Stock is principally traded) ending on the date that is two business days preceding the payment date.

(d)           Additional Consideration.  It is expressly understood by the Parties that this Agreement is drafted and entered into in consideration of the obligations and benefits contained in this Agreement.

9.                                      Expenses.

(a)           The Company shall bear all of its operating expenses, except those specifically required to be borne by the Manager under this Agreement.  The expenses required to be borne by the Company include, but are not limited to:

(i)                Acquisition Expenses incurred in connection with the selection and acquisition of Investments;

(ii)               fees, commissions and expenses incurred in connection with the issuance of the Company’s securities, any financing transaction and other costs incident to the acquisition, development, redevelopment, construction, repositioning, leasing, disposition and financing of Investments;

(iii)              legal, regulatory, compliance, tax, accounting, consulting, auditing, administrative fees and expenses and fees and expenses for other similar services rendered to the Company by third-party service providers retained by the Manager or, if provided by the Manager’s personnel (including the Company’s executive officers), in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iv)              the compensation and expenses of the Directors and the cost of liability insurance to indemnify the Company, Directors and officers of the Company;

(v)               the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing costs, etc.);

(vi)              expenses relating to the payment of distributions;

(vii)             expenses connected with communications to holders of the Company’s securities and in complying with the continuous reporting and other requirements of the Exchange Act, the SEC and other governmental bodies;

(viii)            transfer agent, registrar and exchange listing fees;

(ix)              the costs of printing and mailing proxies, reports and other materials to the Company’s stockholders;

(x)               costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for the Company;

(xi)              costs and out of pocket expenses incurred by managers, officers, employees or other agents of the Manager for travel on the Company’s behalf;

(xii)             the portion of any costs and expenses incurred by the Manager or its Affiliates with respect to market information systems and publications, research publications and materials that are allocable to the Company in accordance with the expense allocation policies of the Company;

(xiii)            settlement, clearing, and custodial fees and expenses;

(xiv)            all taxes and license fees;

(xv)             all insurance costs incurred with respect to insurance policies obtained in connection with the operation of the Company’s business, including but not limited to insurance covering activities of the Manager, its Affiliates and any of their employees relating to the performance of the Manager’s duties and obligations under this Agreement;

(xvi)            costs and expenses incurred in contracting with third parties for the property management of assets of the Company, as well as sourcing of Investments;

(xvii)           all other actual out of pocket costs and expenses relating to the Company’s business and operations, including the costs and expenses of originating, acquiring, owning, rehabilitating, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

(xviii)          any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director, partner, member or officer of the Company or of any Subsidiary in such person’s capacity as such for which the Company or any Subsidiary is required to indemnify such person by any court or governmental agency, or settlement of pending or threatened proceedings;

(xix)            the costs of maintaining compliance with all federal, state and local rules and regulations, including securities regulations, or any other regulatory agency, all taxes and license fees and all insurance costs incurred on the Company’s behalf;

(xx)             a pro rata portion of the costs associated with rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates, based on the percentage of the Manager and its Affiliates’ assets under management attributed to the Company and its Subsidiaries as compared to the percentage of the Manager and its Affiliates’ assets under management attributed to other investment funds, vehicles and accounts managed by the Manager or its Affiliates.

(xxi)            expenses relating to any office or office facilities, including disaster backup recovery sites and facilities, maintained expressly for the Company and separate from offices of the Manager; and

(xxii)           all other costs and expenses approved by the Board of Directors.

(b)           Other than as expressly provided above, the Company will not be required to pay any portion of the rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates. The Manager shall be responsible for the expenses related to any personnel of the Manager and its Affiliates who provide services to the Company pursuant to this Agreement (including the Company’s executive officers), including salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel. However, as provided in Section 9(a)(iii) above, if any personnel of the Manager (including the Company’s executive officers) provide the Company with legal, tax, accounting, consulting, auditing and other similar services, the Company shall reimburse the Manager for the costs of such services in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(c)           Subject to any required Board of Directors approval, the Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of non-Affiliate third party accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company. The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

10.                               Expense Reports and Reimbursements.

The Manager shall prepare a statement documenting the operating expenses of the Company incurred by the Manager on behalf of the Company during each fiscal quarter, and deliver the same to the Company within 40 days following the end of the applicable fiscal quarter. Such expenses incurred by the Manager on behalf of the Company shall be reimbursed by the Company within 30 days following delivery of the expense statement by the Manager; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company from the Manager.  The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11.                               Limits of Manager Responsibility; Indemnification.

(a)           Pursuant to this Agreement, the Manager will not assume any responsibility other than to render the services called for hereunder in good faith and will not be responsible for any action of the Board of Directors or the Company in following or declining to follow the advice or recommendations of the Manager. The Manager, its Affiliates and the officers, directors, members, shareholders, managers, employees, agents, successors and assigns of any of them (each, a “Manager Indemnified Party”) shall not be liable to the Company for any acts or omissions arising out of or in connection with the Company, this Agreement or the performance of the Manager’s duties and obligations hereunder, except by reason of acts or omissions found by a court of competent jurisdiction upon entry of a final judgment rendered and unappealable or not timely appealed (“Judicially Determined”) to be due to the bad faith, gross negligence, willful misconduct or fraud of the Manager Indemnified Party.  Notwithstanding any of the foregoing to the contrary, the provisions of this Section 11 shall not be construed so as to provide for the exculpation of any Manager Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 11 to the fullest extent permitted by law.

(b)           To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each Manager Indemnified Party from and against any and all costs, losses, claims, damages, liabilities, expenses (including reasonable legal and other professional fees and disbursements), judgments, fines and settlements (collectively, “Indemnification Obligations”) suffered or sustained by such Manager Indemnified Party by reason of (i) any acts, omissions or alleged acts or omissions arising out of or in connection with the Company or this Agreement, or (ii) any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative), actual or threatened, in which such Manager Indemnified Party may be involved, as a party or otherwise, arising out of or in connection with such Manager Indemnified Party’s service to or on behalf of, or management of the affairs or assets of, the Company, or which relate to the Company; except to the extent such Indemnification Obligations are Judicially Determined to be due to such Manager Indemnified Party’s bad faith, gross negligence, willful misconduct or fraud or to constitute a material breach or violation of the Manager’s duties and obligations under this Agreement.  The termination of a proceeding by settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such Manager Indemnified Party’s conduct constituted bad faith, gross negligence, willful misconduct or fraud.  For the avoidance of doubt, none of the Manager Indemnified Parties will be liable for (i) trade errors that may result from ordinary negligence, such as errors in the investment-decision process (e.g., a transaction was effected in violation of the Investment Guidelines) or in the trade process (e.g., a buy order was entered instead of a sell order or the wrong security was purchased or sold or the security was purchased or sold at the wrong price) or property acquisition or small balance multifamily loan investment process or (ii) acts or omissions of any Manager Indemnified Party made or taken in accordance with written advice provided to the Manager Indemnified Parties by specialized, reputable, professional consultants selected, engaged or retained by the Manager and its Affiliates with commercially reasonable care, including counsel, accountants, investment bankers, financial advisers, and appraisers (absent bad faith, gross negligence, willful misconduct or fraud by a Manager Indemnified Party).  Notwithstanding the foregoing, no provision of this Agreement will constitute a waiver or limitation of the Company’s rights under federal or state securities laws.

(c)           The Manager hereby agrees to indemnify the Company and its Subsidiaries and each of their respective directors, officers, partners, members and managers (each a “Company Indemnified Party”) with respect to all Indemnification Obligations suffered or sustained by such Company Indemnified Party by reason of (i) acts or omissions or alleged acts or omissions of the Manager Judicially Determined to be due to the bad faith, willful misconduct or gross negligence of the Manager, its Affiliates or their respective officers or employees or the reckless disregard of the Manager’s duties under this Agreement or (ii) claims by the Manager’s or its Affiliates’ employees relating to the terms and conditions of their employment with the Manager or its Affiliates.

(d)           The party seeking indemnity (“Indemnitee”) will promptly notify the party against whom indemnity is claimed (“Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor.  The Indemnitor shall have the right to assume the defense and settlement of such claim; provided that, Indemnitor notifies Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim.  In such case the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent.  If Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to Indemnitee, Indemnitee will (i) have the right to approve Indemnitor’s counsel (which approval will not be unreasonably withheld or delayed), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

(e)           Reasonable expenses (including attorney’s fees) incurred by an Indemnitee in defense or settlement of a claim that may be subject to a right of indemnification hereunder may be advanced by the Company to such Indemnitee as such expenses are incurred prior to the final disposition of such claim; provided that, Indemnitee undertakes in writing to repay such amounts if it shall be Judicially Determined that Indemnitee was not entitled to be indemnified hereunder.

(f)            The Manager Indemnified Parties shall remain entitled to exculpation and indemnification from the Company pursuant to this Section 11 (subject to the limitations set forth herein) with respect to any matter arising prior to the termination of this Agreement and shall have no liability to the Company in respect of any matter arising after such termination unless such matter arose out of events or circumstances that occurred prior to such termination.

12.                               No Joint Venture.

The Company, on one hand, and the Manager, on the other hand, are not partners or joint venturers with each other and nothing in this Agreement shall be construed to make the Company, on one hand, and the Manager, on the other hand, partners or joint venturers or impose any liability as such on them.

13.                               Term; Termination.

(a)           This Agreement shall become effective on the Effective Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the fifth anniversary of the Effective Date (the “Initial Term”).  After the Initial Term, this Agreement shall be deemed renewed automatically for a one-year term ending each first anniversary date thereafter (an “Automatic Renewal Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with Section 13(b) or 13(d), respectively.

(b)           Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term or any Automatic Renewal Term and upon 180 days’ prior written notice to the Manager (the “Termination Notice”), the Company may, without cause, in connection with the expiration of the Initial Term or the then current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”) upon the affirmative vote of at least two-thirds of the Independent Directors that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and its Subsidiaries taken as a whole or (ii) the Base Management Fee and Incentive Fee under this Agreement payable to the Manager are not, taken as a whole, in accordance with then-current market rates charged by asset management companies rendering services similar to those rendered by the Manager (“Above-Market Rates”), subject to Section 13(c) and only after reasonable investigation by the Independent Directors as to the market rates charged by similarly situated managers.  In the event of a Termination Without Cause, the Company shall pay the Manager the Termination Fee before or on the last day of the Initial Term or such Automatic Renewal Term, as the case may be (the “Effective Termination Date”).  The Company may terminate this Agreement for cause pursuant to Section 14 even after a Termination Notice and, in such case, no Termination Fee shall be payable.

(c)           Notwithstanding the provisions of subsection (b) above, if the reason for nonrenewal specified in the Company’s Termination Notice is that two-thirds of the Independent Directors have determined that the Base Management Fee or the Incentive Fee payable to the Manager are, taken as a whole, at Above-Market Rates, the Company shall not have the foregoing non-renewal right in the event the Manager agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term at rates that at least two-thirds of the Independent Directors determine to be at or below market rates, taken as a whole; provided, however, the Manager shall have the right to renegotiate the Base Management Fee and/or the Incentive Fee, by delivering to the Company, not less than 120 days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Base Management Fee and/or the Incentive Fee.  Thereupon, the Company and the Manager shall endeavor to negotiate the Base Management Fee and/or the Incentive Fee in good faith.  Provided that the Company and the Manager agree to a revised Base Management Fee, Incentive Fee or other compensation structure within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Base Management Fee, the Incentive Fee or other compensation structure shall be the revised Base Management Fee, Incentive Fee or other compensation structure effective as of the date as then agreed upon by the Company and the Manager.  The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Base Management Fee, Incentive Fee, or other compensation structure promptly upon reaching an agreement regarding same.  In the event that the Company and the Manager are unable to agree to a revised Base Management Fee, Incentive Fee, or other compensation structure during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Manager the Termination Fee upon the Effective Termination Date as a condition of such termination action being effective.

(d)           No later than 180 days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective upon the Effective Termination Date next following the delivery of such notice.  The Company shall not be required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 13(d).

(e)           Except as set forth in this Section 13, a nonrenewal of this Agreement pursuant to this Section 13 shall be without any further liability or obligation of either party to the other, except as provided in Section 8, Section 9, Section 11 and Section 15.

(f)            Notwithstanding any other provision of this Agreement to the contrary, this Agreement may not be terminated for any reason, other than pursuant to Section 14, prior to the fifth anniversary of the Effective Date.

14.                               Termination for Cause.

(a)           The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Company to the Manager (a “Cause Termination Notice”), without payment of any Termination Fee, if (i) the Manager, its agents or assignees breaches any material provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) there is a commencement of any proceeding relating to the Manager’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) any Manager Change of Control which a majority of the Independent Directors determines is materially detrimental to the Company or its Subsidiaries taken as a whole, (iv) the Manager is unable to perform its obligations under this Agreement; (v) the dissolution of the Manager, or (vi) the Manager commits fraud against the Company, misappropriates or embezzles funds of the Company, or acts, or fails to act, in a manner constituting gross negligence, or acts in a manner constituting bad faith or willful misconduct, in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (vi) are caused by an employee and/or officer of the Manager or one of its Affiliates and the Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Manager’s actual knowledge of its commission or omission, the Company shall not have the right to terminate this Agreement pursuant to this Section 14(a)(vi) and any Cause Termination Notice previously given in reliance on this clause (vi) automatically shall be deemed to have been rescinded and nugatory.

(b)           The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.  The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 14(b).

(c)           The Manager may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.

15.                               Action Upon Termination.

From and after the effective Date of Termination of this Agreement pursuant to Sections 13 or 14, the Manager shall not be entitled to compensation for further services hereunder other than payment of all compensation accruing for services rendered to the Date of Termination; provided, that if this Agreement is (x) terminated or not renewed pursuant to Section 13(b)(i), 13(c), or Section 14(b), the Manager shall also be entitled to receive the Termination Fee.  Upon any such termination, the Manager shall forthwith:

(a)           after deducting any accrued compensation and reimbursement for its expenses that have been submitted to the Company prior to the effective Date of Termination, pay over to the Company and each Subsidiary all money collected and held for the account of the Company and such Subsidiary pursuant to this Agreement;

(b)           deliver to the Board of Directors a full accounting, including a statement showing all payments collected by the Manager and a statement of all money held by the Manager, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company and the Subsidiaries;

(c)           deliver to the Board of Directors all property and documents of the Company and the Subsidiaries then in the custody of the Manager; and

(d)           cooperate with the Company and the Subsidiaries to provide an orderly management transition, including the transition to a new manager of control of the assets of the Company and the Subsidiaries.

16.                               Internalization.

(a)           No later than 90 days following an Internalization Event, the Manager shall delivered a written offer to the Company to enter into an Internalization Transaction (the “Internalization Offer”). Upon receipt of the Manager’s initial Internalization Offer, a special committee comprised solely of Independent Directors (the “Special Committee”) may accept the Internalization Officer or submit a counteroffer to the Manager.

(b)           The offer price for any Internalization Transaction (the “Offer Price”) shall be equal to the lesser of the following amounts:

(i)                one times the Base Management Fee earned by the Manager during the 12-month period ended as of the end of the most recently completed fiscal quarter prior to the date on which a definitive agreement relating to the Internalization Transaction is entered into; and

(ii)               2% of the Company’s equity market capitalization based on the volume-weighted average price of the Common Stock on the NYSE over 20 consecutive trading days ended on the date immediately preceding the date on which a definitive agreement relating to the Internalization Transaction is entered into;

provided that the Offer Price shall not exceed the amount that will allow the Internalization Transaction to be accretive on an estimated FFO per share basis over the 12-month period beginning on the first day of the quarter following the closing of the Internalization Transaction, as determined by the Special Committee based on discussions with the Manager.

(c)           Consummation of any Internalization Transaction shall be conditioned upon:

(i)                the Special Committee’s receipt of a fairness opinion from a nationally recognized investment banking firm to the effect that the consideration to be paid by the Company for the assets or equity of the Manager is fair, from a financial point of view, to holders of the Common Stock who are not affiliated with the Manager or its Affiliates;

(ii)               approval of the Internalization Transaction by the Special Committee and the Board of Directors; and

(iii)              approval by holders of Common Stock casting a majority of all the votes cast on the matter (excluding for this purpose shares of common stock beneficially owned by any of the Manager, Avanath Capital Management, LLC, MacFarlane Partners, LLC or their Affiliates) at a meeting of stockholders of the Company duly called and at which a quorum is present.

(d)           The consideration in any Internalization Transaction shall be payable in shares of Common Stock or limited partnership interests in Aspire Real Estate Investors, L.P., a Delaware limited partnership, that are redeemable for cash, or, at the Company’s election, shares of Common Stock in an amount equal to the price agreed upon between the parties (the “Internalization Price”) divided by the volume-weighted average price of the Common Stock on the NYSE during the 20 consecutive trading days immediately preceding the closing date of the Internalization Transaction (as adjusted to account for the conversion ratio applicable to limited partnership interests in Aspire Real Estate Investors, L.P., a Delaware limited partnership, in the event such limited partnership interests are issued as consideration in the Internalization Transaction). Notwithstanding the foregoing, the Special Committee can choose to substitute some or all of the consideration with cash at its sole election.

(e)           If the conditions set forth in Section 16(c) are not satisfied and an Internalization Transaction is not consummated within 180 days following the Internalization Event, the Manager shall annually submit a new Internalization Offer, with an Internalization Price based on the framework set forth in this Section 16, not later than 30 days prior to the next anniversary of the Internalization Event until termination of this Agreement. The Special Committee and the Manager shall follow the same process with respect to each Internalization Offer, and any Internalization Transaction shall be subject to the conditions set forth in this Section 16.

17.                               Assignment.

The Manager may not assign its duties under this Agreement unless such assignment is consented to in writing by a majority of the Directors. However, the Manager may assign to one or more of its Affiliates performance of any of its responsibilities hereunder without the approval of the Directors so long as the Manager remains liable for any such Affiliate’s performance and such assignment does not require the Company’s approval under the Investment Advisers Act of 1940.

18.                               Release of Money or other Property Upon Written Request.

The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or any Subsidiary, and the Manager’s records shall be clearly and appropriately marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than thirty (30) days following such request. The Manager and its Affiliates, directors, officers, managers and employees will not be liable to the Company, any Subsidiary, the Manager or any of their directors, officers, shareholders, managers, employees, owners or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with the terms hereof. The Company shall indemnify the Manager and its Affiliates, officers, directors, employees, agents and successors and assigns against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever which arise in connection with the Manager’s release of such money or other property to the Company in accordance with the terms of this Section 18. Indemnification pursuant to this Section 18 shall be in addition to any right of the Manager to indemnification under Section 11.

19.                               Representations and Warranties.

(a)           The Company hereby makes the following representations and warranties to the Manager, all of which shall survive the execution and delivery of this Agreement:

(i)      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder.

(ii)     The execution, delivery, and performance of this Agreement by the Company have been duly authorized by all necessary action on the part of the Company.

(iii)    This Agreement constitutes a legal, valid, and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

(b)           The Manager hereby makes the following representations and warranties to the Company, all of which shall survive the execution and delivery of this Agreement:

(i)      The Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Manager has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder, subject only to its qualifying to do business and obtaining all requisite permits and licenses required as a result of or relating to the nature or location of any investments of the Company or any of its Affiliates (which it shall do promptly after being required to do so).

(ii)     The execution, delivery, and performance of this Agreement by the Manager have been duly authorized by all necessary action on the part of the Manager.

(iii)    This Agreement constitutes a legal, valid, and binding agreement of the Manager enforceable against the Manager in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

20.                               Notices.

Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (a) personal delivery, (b) delivery by a reputable overnight courier, (c) delivery by email but only if receipt of such transmission is confirmed, or (d) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

The Company:	Aspire Real Estate Investors, Inc. 1920 Main Street, Suite 150 Irvine, California 92614 Attention: Jun Sakumoto Email: jsakumoto@avanath.com

With copies to (which shall not constitute notice):

c/o Vinson & Elkins L.L.P. 901 East Byrd Street, Suite 1500 Richmond, Virginia 23219 Attention: Daniel M. LeBey, Esq. Email: dlebey@velaw.com

The Manager:	Aspire REIT Manager, LLC 1920 Main Street, Suite 150 Irvine, California 92614 Attention: Jun Sakumoto Email: jsakumoto@avanath.com

Any party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 20 for the giving of notice.

21.                               Binding Nature of Agreement; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

22.                               Entire Agreement; Amendments.

This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

23.                               Governing Law; Jurisdiction.

This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Maryland without giving effect to such state’s laws and principles regarding the conflict of interest laws.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and the United States District Court in the District of Maryland for the purpose of any action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the lay of venue in such court.

24.                               Waiver of Jury Trial.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

25.                               Indulgences, Not Waivers.

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

26.                               Titles Not to Affect Interpretation.

The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

27.                               Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

28.                               Severability.

The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

29.                               Principles of Construction.

Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. All references to recitals, sections, paragraphs and schedules are to the recitals, sections, paragraphs and schedules in or to this Agreement unless otherwise specified.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

ASPIRE REAL ESTATE INVESTORS, INC.

By:
Name:
Title:

THE MANAGER:

ASPIRE REIT MANAGER, LLC

By:
Name:
Title:

[Signature Page to Management Agreement]

Exhibit A

INVESTMENT GUIDELINES OF ASPIRE REAL ESTATE INVESTORS, INC.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Management Agreement, dated as of [•], 2020, as may be amended from time to time, by and among Aspire Real Estate Investors, Inc., a Maryland corporation (the “Company”), and Aspire REIT Manager, LLC, a Delaware limited liability company (the “Manager”).

1.             No investment shall be made that would cause the Company to fail to qualify as a REIT under the Code;

2.             No investment shall be made that would cause the Company to fail to qualify as an Opportunity Fund under the Code;

3.             No investment shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act;

4.             Approved investments include the acquisition of undeveloped or partially developed land and the development thereof, and the acquisition of residential real estate properties that involve substantial redevelopment or development.

5.             Any loan transaction to or from the Company, on the one hand, and the Manager and its Affiliates, on the other hand, must be approved by at least a majority of the Independent Directors.

These investment guidelines may be changed by the Company’s Board of Directors without the approval of the Company’s stockholders.